UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2014

PROTEO, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30728	88-0292249
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2102 Business Center Drive, Irvine, California 92612

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 253-4155

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry Into a Material Definitive Agreement.

On May 16, 2014, the sole subsidiary of Proteo, Inc. (the “Company”), Proteo Biotech AG (“Proteo”), entered into an agreement (the “Agreement”) with Biotech Development Corp., a Nevada corporation (“Biotech”).

Pursuant to the Agreement, Biotech has agreed to support the development of Proteo’s orphan medicinal product Tiprelestat (“Elafin”) by providing certain funding to Proteo to assist with activities related to research, clinical testing, manufacturing, and preparation and submission of applications for regulatory approvals. Biotech will make upfront payments to Proteo, and then ongoing monthly payments toward the development of Elafin, which will provide Proteo with total funds of EURO 3.5 million (approximately USD 4.8 million). In exchange, Proteo will pay Biotech on a quarterly basis a share of the net sales of Elafin within the European Union, subject to an aggregate maximum cap.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached hereto as Exhibit 10.1.

On May 20, 2014, the Company issued a press release announcing the Agreement, which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following materials are filed as exhibits to this current report on Form 8-K:

Exhibit Number

10.1	Agreement effective May 16, 2014 between Biotech Development Corp. and Proteo.*
99.1	Press Release, dated May 20, 2014, entitled “$ 4.8 Million Funding for Proteo's Advanced Orphan Drug Development.”

*The Company has requested confidential treatment of portions of the exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTEO, INC.

Date: May 22, 2014	By:	/s/ BIRGE BARGMANN
Birge Bargmann
Chief Executive Officer

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